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                                                                  EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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                                                                                                            NINE MONTHS
                                                                                                                ENDED
                                                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                ----------------------------------------------------------  -------------
                                                  1996         1997        1998       1999         2000         2001
                                                ---------   ---------   ---------   ---------    ---------    ---------
Income (loss) before income taxes, minority
  interest and extraordinary item ............  $  65,419   $  82,813   $ 132,007   $(160,722)   $(112,376)   $(104,581)
                                                ---------   ---------   ---------   ---------    ---------    ---------

Fixed charges:
      Interest expense and amortization of
        debt issuance costs...................  $      --   $      --   $  14,908   $  17,769    $  18,606    $  17,087
      Interest portions of leases.............      2,900       4,133       3,600       5,033        6,133        5,301
                                                ---------   ---------   ---------   ---------    ---------    ---------

Total fixed charges (B).......................  $   2,900   $   4,133   $  18,508   $  22,802    $  24,739    $  22,388
                                                =========   =========   =========   =========    =========    =========

Income (loss) before income taxes, minorities
  interest and extraordinary item
  plus fixed charges (A)......................  $  68,319   $  86,946   $ 150,515   $(137,920)   $ (87,637)   $ (82,193)
                                                ---------   ---------   ---------   ---------    ---------    ---------

Ratio of earnings to fixed charges (A/B)......      23.6x       21.0x        8.1x         --x          --x        --x(1)

Deficiency of earnings to fixed charges.......  $      --   $      --   $      --   $ 160,722    $ 112,376    $ 104,581
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